For Immediate Release Executive Contacts: Charles J. Kleman Chief Operating Officer Chief Financial Officer Chico’s FAS, Inc. (239) 274-4105	F. Michael Smith Vice President Investor and Community Relations Chico’s FAS, Inc. (239) 274-4797

Chico’s FAS, Inc. Announces Record First Quarter Earnings

•	Revenues rose 27.4% to a record $327 million

•	Net income climbed 32.3% to a record $47 million

•	May comparable store sales currently strong in the low double-digit range, with Chico’s in the low double-digit range and WH|BM exceeding 30%

      Fort Myers, FL - May 26, 2005 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the first quarter ended April 30, 2005.

      Net sales for the first quarter ended April 30, 2005, increased 27.4% to a record $327 million from $257 million for the first quarter ended May 1, 2004. Net income rose 32.3% to $47 million, or $0.26 a diluted share, compared to net income of $36 million, or $0.20 a diluted share (as adjusted for the 2 for 1 stock split in February 2005) in the prior year’s first quarter. Comparable store sales for the Company-owned stores increased 10.8% for the thirteen-week period ended April 30, 2005 compared to the same thirteen-week period last year.

      Scott A. Edmonds, President and CEO, commented, “The Chico’s and White House | Black Market brands continue to produce solid same store and overall sales increases resulting in a first quarter net income increase of 32.3% to $47 million, or $0.26 a diluted share. We are quite pleased with each brand’s momentum as we enter the second quarter, with both brands same store sales increases currently at the double-digit level. We remain confident in our ability to provide long-term value to our shareholders.”

      The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 696 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 465 Chico’s front-line stores, 27 Chico’s outlet stores, 178 White House | Black Market front-line stores, 4 White House | Black Market outlet stores and 10 Soma by Chico’s stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line

A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section

(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	April 30,	January 29,
	2005	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$25,239	$14,426
Marketable securities, at market	303,844	251,199
Receivables	8,285	5,106
Inventories	92,358	73,223
Prepaid expenses	11,291	9,429
Deferred taxes	12,841	11,184

Total Current Assets	453,858	364,567

Property and Equipment:
Land and land improvements	6,055	6,055
Building and building improvements	30,282	29,286
Equipment, furniture and fixtures	151,850	140,360
Leasehold improvements	177,110	166,096

Total Property and Equipment	365,297	341,797
Less accumulated depreciation and amortization	(102,527)	(93,834)

Property and Equipment, Net	262,770	247,963

Other Assets:
Goodwill	61,796	61,796
Other intangible assets	34,019	34,042
Other assets, net	7,501	7,361

Total Other Assets	103,316	103,199

	$819,944	$715,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,198	$36,725
Accrued liabilities	80,221	58,258
Current portion of deferred liabilities	361	332

Total Current Liabilities	133,780	95,315

Noncurrent Liabilities:
Deferred liabilities	50,011	47,149
Deferred taxes	9,494	12,397

Total Noncurrent Liabilities	59,505	59,546

Stockholders’ Equity:
Common stock	1,804	1,790
Additional paid-in capital	170,802	147,652
Unearned compensation	(4,311)	—
Retained earnings	458,757	411,556
Accumulated other comprehensive loss	(393)	(130)

Total Stockholders’ Equity	626,659	560,868

	$819,944	$715,729

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2005		May 1, 2004
	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$267,606	81.8	$218,489	85.1
Net sales by White House | Black Market stores	49,163	15.0	29,998	11.7
Net sales by catalog & Internet	7,956	2.4	6,082	2.4
Net sales to franchisees	2,530	0.8	2,222	0.8

Net sales	327,255	100.0	256,791	100.0

Cost of goods sold	125,198	38.3	96,955	37.8

Gross profit	202,057	61.7	159,836	62.2

General, administrative and store operating expenses	119,274	36.4	95,805	37.3
Depreciation and amortization	9,370	2.9	6,777	2.6

Income from operations	73,413	22.4	57,254	22.3
Interest income, net	1,509	0.5	269	0.1

Income before taxes	74,922	22.9	57,523	22.4
Income tax provision	27,722	8.5	21,858	8.5

Net income	$47,200	14.4	$35,665	13.9

Per share data:
Net income per common share—basic(1)	$0.26		$0.20

Net income per common & common equivalent share—diluted(1)	$0.26		$0.20

Weighted average common shares outstanding—basic(1)	179,605		176,939

Weighted average common & common equivalent shares outstanding—diluted(1)	181,383		179,557

(1) Prior year amounts restated to give effect to the 2 for 1 stock split in February 2005